LIONBRIDGE ANNOUNCES FY 2014 RESULTS WITH REVENUE OF $490.6 MILLION, GAAP EPS OF $0.13 AND NON-GAAP EPS OF $0.41

Provides Outlook for Approximately 18-20% Revenue Growth and 50-60% non-GAAP Earnings Expansion in 2015, Reflecting Organic Growth and Benefits of the
Company's Acquisition of CLS Communication
WALTHAM, Mass. – February 5, 2015 - Lionbridge Technologies, Inc. (Nasdaq: LIOX), today announced financial results for the fourth quarter and year ended December 31, 2014.
Financial highlights for FY 2014 include:

•
Revenue of $490.6 million, an increase of $1.4 million or 0.3% from the year ended December 31, 2013. Excluding revenue from the Company's largest client, FY 2014 revenue grew $18.0 million or 5% year-on-year.

•
GAAP net income of $8.1 million or $0.13 per share based on 63.0 million fully diluted shares outstanding. This compares to GAAP net income of $11.6 million or $0.19 per diluted share in the fourth quarter of 2013.

•
Non-GAAP adjusted earnings of $25.5 million or $0.41 per share. The Company defines non-GAAP adjusted earnings as net income excluding merger, restructuring and acquisition-related charges, asset impairment costs, stock-based compensation and amortization of acquisition-related intangible assets. Please see the section of this release entitled “Non-GAAP Financial Measures” and the attached table for details and reconciliations of this measure to the comparable GAAP measure.

•	Cash flow from operations of $20.5 million.

•	Ending cash balance of $36.9 million.

•	During the year, the Company acquired 1.1 million shares of its common stock under its share repurchase program for an aggregate purchase price of $5.9 million.
Business highlights for FY 2014 include:

•
Secured more than 20 new engagements with world-leading brands across industry sectors including eCommerce, consumer, consulting, aerospace, automotive, gaming, technology and entertainment, telecommunications and pharmaceutical industries.

•	Secured a four-year agreement with a large pharmaceutical company estimated to generate more than $80 million over the term of the four-year agreement.

•
Announced the acquisition of CLS Communication, a market-leader in translation solutions to clients in the financial services, industrial and public sector end markets. Lionbridge completed the purchase CLS Communication on January 7, 2015 for 71.8 million Swiss Francs, or 71.4 million US Dollars. Lionbridge reiterated its expectation that CLS will contribute approximately $80 million in revenue and approximately $0.10 in non-GAAP earnings in FY 2015, depending on the timing of synergies and tax matters.

•	Continued to successfully scale its global marketing offering aimed at helping global marketing executives manage and optimize digital marketing campaigns in international markets.

•
Scaled Lionbridge onDemand, a new, online revenue and delivery channel. Within its first year of operation, OnDemand exited 2014 at an annualized run rate of over $4 million with further acceleration expected in FY 2015.

“Despite a $17 million spend reduction from our largest client, we continued to deliver solid growth among most of our top clients, expand our new business momentum, accelerate our vertical market expansion strategy, expand gross margins and generate strong cash flows,” said Rory Cowan, CEO of Lionbridge. “As we enter 2015 it appears the pace of organic growth is accelerating. Our largest account seems to have stabilized at current revenue levels. Unlike most US companies, our earnings model has a favorable strong US dollar bias. We are well on path to recognize the planned synergies of the CLS acquisition. As a result, we continue to expect organic revenue, earnings and cash flow growth in 2015, as well as strong revenue and earnings contribution from CLS.”
Highlights for the fourth quarter ended December 31, 2014 include:

•	Revenue of $119.7 million, a decrease of $7.8 million, from the fourth quarter of 2013, reflecting an $11.1 million decline from the Company's largest client year-on-year.

•
GAAP net loss of $1.2 million, or $(0.02) per share, based on 59.8 million weighted average basic shares outstanding. This compares to GAAP net income of $6.1 million or $0.10 per diluted share in the fourth quarter of 2013.

•
Non-GAAP adjusted earnings of $6.1 million or $0.10 per share. The Company provided an outlook for the first quarter of 2015 with revenue of $132-140 million, reflecting the current currency environment.

The Company also provided expectations for FY 2015 revenue growth of approximately 18-20% and non-GAAP earnings growth of approximately 50-60% year on year, depending on currency as well as the timing of synergies and tax matters.

Lionbridge management will conduct a conference call at 9:00 a.m. ET this morning to discuss financial performance for the quarter and other matters, including matters related to its future performance. To participate, callers within the United States can dial 888-790-1711 and international callers can dial 517-308-9317. The pass code for the call is Lionbridge. The conference call will also be available on the financial events page of the investor relations section of the Lionbridge website at www.lionbridge.com.

Non-GAAP Financial Measures
In this release, the Company’s adjusted earnings and adjusted earnings per share are not presented in accordance with generally accepted accounting principles (GAAP) and are not intended to be used in lieu of GAAP presentations of results of operations. These measures are presented because management believes they provide additional information to investors with respect to the performance of our fundamental business activities. “Adjusted earnings” and “Adjusted Earnings per Share (EPS)” are Non-GAAP financial measures and should not be viewed as alternatives to GAAP measures of performance. Management believes the most directly comparable GAAP financial measure for these measures are net income and diluted net income per share and has provided a reconciliation of GAAP net income to adjusted earnings and adjusted earnings per share at the end of this release.

About Lionbridge
Lionbridge enables more than 800 world-leading brands to increase international market share, speed adoption of products and effectively engage their customers in local markets worldwide. Using our innovative cloud technology platforms and our global crowd of more than 100,000 professional cloud workers, we provide translation, online marketing, global content management and application testing solutions that ensure global brand consistency, local relevancy and technical usability across all touch points of the customer lifecycle. Based in Waltham, Mass., Lionbridge maintains solution centers in 28 countries. To learn more, visit http://www.lionbridge.com.

Forward Looking Statements.
This press release contains forward-looking statements that involve risks and uncertainties, including anticipated customer demand for the Company’s services, expected financial performance, expected revenue and profit growth, and the momentum, pace and strengthening of such growth in FY 2015, the future revenue opportunities associated with our recent four year agreement with a large pharmaceutical company, the expected stabilization of revenue from our largest client as well as the anticipated benefits of the CLS acquisition. These forward-looking statements reflect management’s current views and Lionbridge does not undertake to update any of these forward-looking statements to reflect a change in its views or events or circumstances that occur after the date hereof except as required by law. Lionbridge’s actual experiences, actions, financial and operating results may differ materially from those discussed in the forward-looking statements. Factors that might cause such a difference include Lionbridge’s ability to provide and maintain high quality services at a competitive price and related customer satisfaction with such service delivery; the loss of or reduction in demand from one or more major client or customer, which would materially affect Lionbridge’s business; reorganization or restructuring initiatives of one or more major clients or customers, which may impact such customer’s demand or requirements for Lionbridge’s services; Lionbridge’s ability to expand its relationships with existing clients, including by offering its expanded range of services to existing customers; Lionbridge’s ability to broaden its client base; the Company’s dependence on clients’ product releases, production schedules and procurement strategies to generate revenues; the anticipated benefits of expansion of global language workflow technologies; the anticipated growth of its OnDemand, and digital marketing service offerings; the impact of competing technologies and platforms on the Company’s existing customer relationships and ability to secure new customers; the ability of Lionbridge to realize the expected benefits of its technology initiatives and acquisitions, and the timing of the realization of such benefits; errors, interruptions or delays in cloud-based technology; breaches of security measures; the termination of customer contracts or engagements prior to the end of their term; the size, timing and recognition of revenue from clients; the ability of Lionbridge to integrate acquisitions, including CLS, and expand its customer relationships and the timing and success of such activities; the impact of foreign currency fluctuations on revenue, margins, costs, operating results and profitability and the Company’s ability to successfully manage this exposure through hedge instruments and other strategies; the portion of the Company’s service engagements that are subject to the impact of foreign currency fluctuations; continued uncertainty and volatility in global economic conditions that could negatively affect demand for the Company’s services and technologies; reduced demand for the Company’s services that adversely impacts Lionbridge’s future revenues, cash flows, results of operations and financial condition; Lionbridge’s ability to perform services in lower cost operational locations and the timing of its transfer of service execution to such locations, and customer acceptance of service execution in such locations; risks associated with conducting business outside of the United States, including compliance with changing and potentially conflicting laws and regulations and expenses and delays associated with any such activities; longer collection cycles in particular jurisdictions; risks associated with competition; Lionbridge’s ability to forecast revenue, profitability, technology adoption, customer demand and operating results; changes in tax rates applicable to the Company and changes to the interpretations of applicable tax rates; changes in interpretation of statutory and regulatory positions by international tax authorities in countries in which Lionbridge conducts business; changes in interpretation of employment and tax positions by U.S. state and federal authorities; the failure of Lionbridge to keep pace with technological changes or changing customer needs; the risk of claims by third parties of intellectual property claims; the ability of Lionbridge to respond to fluctuations in the complexity, timing and mix of services required by customers; and Lionbridge being held liable for defects or errors resulting from its services or technologies; For a more detailed description of the risk factors associated with Lionbridge, please refer to the Company’s Annual Report on Form 10-K for the year ended December 31, 2013 and subsequent filings with the SEC (copies of which may be accessed through the SEC’s website at http://www.sec.gov.

LIONBRIDGE TECHNOLOGIES, INC.
CONSOLIDATED STATEMENTS OF OPERATIONS
(UNAUDITED)

	Three Months Ended December 31,		Twelve Months Ended December 31,
(In thousands, except per share amounts)	2014	2013	2014	2013
Revenue	$119,678	$127,472	$490,612	$489,196
Operating expenses:
Cost of revenue (exclusive of depreciation and amortization included below)	80,978	85,290	334,537	334,513
Sales and marketing	10,861	9,219	40,230	36,216
General and administrative	19,563	21,219	80,150	80,462
Research and development	1,751	1,622	6,945	6,750
Depreciation and amortization	2,080	1,861	7,851	7,374
Amortization of acquisition-related intangible assets	864	867	3,317	3,351
Restructuring, impairment and other charges	4,797	1,730	6,624	5,114
Total operating expenses	120,894	121,808	479,654	473,780
(Loss) income from operations	(1,216)	5,664	10,958	15,416
Interest expense:
Interest on outstanding debt	134	115	547	775
Amortization of deferred financing charges	21	116	100	191
Interest income	16	12	75	92
Other (income) expense, net	(944)	(72)	(1,097)	878
(Loss) income before income taxes	(411)	5,517	11,483	13,664
Provision for (benefit from) income taxes	796	(612)	3,376	2,024
Net (loss) income	$(1,207)	$6,129	$8,107	$11,640

Net (loss) income per share of common stock:
Basic	$(0.02)	$0.10	$0.13	$0.19
Diluted	$(0.02)	$0.10	$0.13	$0.19
Weighted average number of common shares outstanding:
Basic	59,798	59,360	60,149	59,989
Diluted	59,798	62,443	63,040	62,003

LIONBRIDGE TECHNOLOGIES, INC.
CONSOLIDATED BALANCE SHEETS
(UNAUDITED)

(In thousands)	December 31, 2014	December 31, 2013
ASSETS
Current assets:
Cash and cash equivalents	$36,893	$38,867
Accounts receivable, net of allowance of $250 at December 31, 2014 and December 31, 2013	66,479	70,431
Unbilled receivables	25,843	19,498
Other current assets	12,090	12,938
Total current assets	141,305	141,734
Property and equipment, net	23,622	20,968
Goodwill	21,937	19,595
Acquisition-related intangible assets, net	12,232	13,226
Other assets	5,677	5,487
Total assets	$204,773	$201,010
LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$21,885	$21,784
Accrued compensation and benefits	17,249	18,183
Accrued outsourcing	10,429	12,579
Accrued restructuring	3,492	1,201
Income taxes payable	2,123	2,047
Accrued expenses and other current liabilities	10,485	11,155
Deferred revenue	11,866	10,583
Total current liabilities	77,529	77,532
Long-term debt	27,000	27,000
Deferred income taxes, long-term	477	913
Other long-term liabilities	13,786	13,172
Total liabilities	118,792	118,617
Commitments and contingencies	—	—
Stockholders’ equity:
Preferred stock	—	—
Common stock	634	637
Additional paid-in capital	272,252	273,411
Accumulated deficit	(203,897)	(212,004)
Accumulated other comprehensive income	16,992	20,349
Total stockholders’ equity	85,981	82,393
Total liabilities and stockholders’ equity	$204,773	$201,010

Reconciliation of GAAP Net Income to Non-GAAP Adjusted Earnings (Unaudited)
Comparison to Three and Twelve Months Ended December 31, 2014 and 2013

	Three Months Ended December 31,		Twelve Months Ended December 31,
(In thousands, except per share amounts)	2014	2013	2014	2013
Net (loss) income	$(1,207)	$6,129	$8,107	$11,640
Amortization of acquisition-related intangible assets	864	867	3,317	3,351
Stock-based compensation	1,670	1,816	7,484	6,777
Restructuring, impairment and other charges	4,797	1,730	6,624	5,114
Adjusted earnings	$6,124	$10,542	$25,532	$26,882
Fully diluted weighted-average number of common shares outstanding	62,485	62,443	63,040	62,003
Adjusted diluted earnings per share	$0.10	$0.17	$0.41	$0.43